Exhibit 10.8

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

SUBSTRATE SUPPLY AND COOPERATION AGREEMENT

This Substrate Supply and Cooperation Agreement (this “Agreement”) is made effective as of the 13th day of July, 2006, between Microgy, Inc., a Colorado corporation with offices at One Cate Street, 4th Floor, Portsmouth NH, 03801 USA (“Microgy”) and Liquid Environmental Solutions Corporation, a Delaware corporation with offices at 12626 High Bluff Drive, Suite 240, San Diego, CA 92130 (“LESC”). Microgy and LESC may be referred to herein each as a “Party” and collectively as the “Parties”.

RECITALS

A. Microgy develops, constructs, owns and operates anaerobic digester biogas production facilities (each, a “Biogas Facility”) that utilize manure and other organic waste streams for the production of biogas.

B. The addition of suitable organic waste streams as substrate in the digestion process employed by the Biogas Facilities can enhance biogas production.

C. Microgy seeks to arrange for the consistent and cost-effective supply, handling and delivery of suitable substrates, in such quantities as is required for the start-up and operation of its Biogas Facilities.

D. LESC, through its affiliates, collects, treats and disposes of non-hazardous liquid waste streams, some of which may be suitable substrates for use in Microgy’s Biogas Facilities.

E. LESC seeks to lower the cost of operations of its affiliates, including waste processing costs, disposal fees, transportation costs, as well as gain access for its affiliates to additional customer markets by expanding its waste disposal options.

F. LESC is committed to protecting the environment and seeks ways to convert non-hazardous liquid waste streams into alternative energy sources, as opposed to more traditional methods of processing and disposal.

G. The Parties believe that cooperation between them regarding the supply, handling and delivery of substrates could generate significant economic and market benefits for each of them.

H. The Parties further believe that cooperation between them with respect to financing arrangements and business development opportunities will be to their mutual benefit.

In consideration of the foregoing, and for other good and valuable consideration, sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Certain Defined Terms.

“Affiliate” means any person controlled by, controlling or under common control with another person.

“Applicable Quantity” means the percentage of Substrate Requirements for a given Biogas Facility set forth in the applicable Substrate Supply Plan.

“Applicable Term” means the period of twenty (20) years commencing on the Operational Date of the Biogas Facility in question.

“Biogas Facility” has the meaning set forth in Recital A to this Agreement.

“Excluded Facility” means any Biogas Facility to be developed for the purpose of providing a captive source of energy principally to a single customer, and which is expected to be supplied with Substrate principally by that customer, such as the proposed facilities under consideration between Microgy and Swift & Company.

“Fuel Surcharge” means a supplemental fee which LESC shall charge Microgy for the delivery of Processed Grease to a Biogas Facility when the Retail On-Highway Diesel Price for the applicable region of the United States, as published by the Energy Information Administration (http://tonto.eia.doe.gov/oog/info/wohdp/diesel_detail_report.asp), exceeds [***********]. The supplemental fee for each load of at least five thousand gallons of Processed Grease shall equal (a) the number of round-trip miles from the LESC facility supplying the Processed Grease divided by 5 multiplied by (b) the amount by which the Retail On-Highway Diesel Price for the applicable region of the United States exceeds [***********].

“Gallo-Columbard Facility” means the Biogas Facility owned by Microgy and under construction at Livingston, California.

“Grease Trap Waste” means fats, proteins, carbohydrates, inert solids and wastewater collected from restaurant and food preparation facility grease traps.

“Huckabay Ridge Facility” means the Biogas Facility owned by Microgy and under construction at Stephenville, Texas, which will be leased to and operated by MST.

“Mission Facility” means the planned Biogas Facility to be owned by Microgy in Hereford, Texas.

“MST” means MST Production, Ltd., a Texas limited partnership and an Affiliate of Microgy, which leases and operates the Huckabay Ridge Facility.

“Operational Date” means the date on which a Biogas Facility will be ready to accept Substrate from LESC.

“Processed Grease” means waste grease that has been processed by LESC Affiliates in accordance with mutually agreed processing requirements and is therefore suitable for use as Substrate.

“Rio Leche Facility” means the planned Biogas Facility to be owned by Microgy in Dublin, Texas.

“Substrates” means a variety of organic materials suitable for co-digestion in a Biogas Facility, including but not limited to Grease Trap Waste and Processed Grease.

“Substrate Requirements” means the volume of Substrate required for the operation of a Biogas Facility from time to time.

“Substrate Supply Plan” means the plan developed by LESC for the supply of a Biogas Facility, which plan indicates the sources, types, amounts and estimated delivered costs of Substrate to be supplied to such Biogas Facility.

2. General Undertakings & Relationship of the Parties.

(a) This Agreement contemplates a strategic relationship between the Parties in which the parties will cooperate closely with respect to identifying and exploiting synergies between their respective businesses, with the goals of securing the cost-effective supply of Substrate to Biogas Facilities (other than Excluded Facilities) and of creating efficiencies or new business opportunities for LESC. Notwithstanding the foregoing, neither Party is a partner, joint venturer or Affiliate of the other party as a result of this Agreement. Each Party is acting hereunder as an independent contractor and has no power or authority to bind the other Party to any obligation or commitment, whether written or oral.

(b) Microgy hereby grants to LESC a right of first offer to supply its existing and future Biogas Facilities (other than Excluded Facilities). Microgy will provide LESC with at least nine (9) months’ advance written notice of the anticipated Operational Date of a Biogas Facility (a “New Facility Notice”). Each New Facility Notice shall set forth in reasonable detail a description of the proposed Biogas Facility, together with its estimated Substrate Requirements, including amounts and types of Substrates and anticipated schedule for such requirements. Within two (2) months following receipt of the New Facility Notice, LESC will provide Microgy with a Substrate Supply Plan for the proposed Biogas Facility. If the Applicable Quantity set forth in the Substrate Supply Plan is 100% of the Substrate Requirements for Biogas Facility in question, and the Substrate Supply Plan is otherwise reasonable, LESC will be the exclusive supplier of Substrate to such Biogas Facility, and LESC shall thereafter be obligated to supply, and Microgy will be obligated to accept, the Substrate Requirements of the Biogas Facility in accordance with the Substrate Supply Plan. In the event that the Applicable Quantity set forth in a Substrate Supply Plan is less than 100% of the Substrate Requirements for the Biogas Facility in question, Microgy may (i) reject such Substrate Supply Plan or (ii) accept such Substrate Supply Plan by notifying LESC of such acceptance within two (2) months of receiving the Substrate Supply Plan for such Biogas Facility. In the event that Microgy accepts such Substrate Supply Plan, LESC shall be required to supply to Microgy, and Microgy will be required to accept exclusively from LESC, the Applicable Quantity at the applicable Biogas Facility in accordance with the Substrate Supply Plan, and Microgy shall have the right to seek alternative sources of Substrate for such Biogas Facility to up to the amount of the difference between the Substrate Requirements for such Biogas Facility and the Applicable Quantity.

(c) The parties hereby agree that LESC shall be the exclusive supplier of, and LESC hereby commits to supply, 100% of the Substrate Requirements for the Huckabay Ridge Facility, the Mission Facility, the Rio Leche Facility and the Gallo-Columbard Facility. The parties agree to work together in good faith to formulate a Substrate Supply Plan for each such facility.

(d) Within five (5) days of the Operational Date for a Biogas Facility, LESC shall commence delivery of the Substrates to such Biogas Facility by its Affiliates consistent with the accepted Substrate Supply Plan for such Biogas Facility. Microgy shall provide adequate facilities to receive such material in the amounts contemplated by the applicable Substrate Supply Plan.

(e) LESC shall deliver Processed Grease to the Biogas Facilities at [**************] a Fuel Surcharge[**********************************************************************************************].

(f) As Substrate sources (other than Processed Grease) are identified, the Parties shall work together in good faith to determine whether to proceed with the collection of materials and to negotiate in good faith a revenue and/or cost-sharing structure with respect to the supply of such Substrates hereunder.

(g) Microgy and LESC shall coordinate their planning efforts with respect to Substrate Requirements for future Biogas Facilities (other than Excluded Facilities) and shall work together in good faith to permit LESC to meet the Substrate Requirements for each such contemplated project.

(h) In the event that LESC (i) fails to supply the Applicable Quantity to a Biogas Facility (after the expiration of any applicable cure periods hereunder) or (ii) Microgy reasonably believes that LESC cannot supply the Applicable Quantity to a Biogas Facility (or LESC fails to give Microgy reasonable assurances of its ability to do so), LESC shall no longer be the exclusive supplier of the Applicable Quantity to such Biogas Facility, and Microgy shall be entitled to obtain Substrate from other sources, provided that, if LESC has made good faith efforts to supply the Applicable Quantity, then Microgy will work with LESC in good faith to assist LESC in identifying other sources of Substrate in order to meet its supply obligations hereunder.

3. Permitting; New Grease Trap Processing Facilities.

(a) The Parties shall work together to determine the nature of any required permits, and preferable methods for obtaining those permits, for the Biogas Facilities to accept the various types of Substrates. LESC shall provide reasonable permitting assistance, as requested by Microgy, on a consulting basis, without charge, other than for reimbursement for its direct, out-of-pocket costs of providing such assistance.

(b) The Parties shall work together to explore co-location by LESC or its affiliates of Grease Trap Waste processing facilities (to be owned and operated by LESC or its affiliates) at Biogas Facilities. The Parties will work together to determine whether the applicable rules and regulations of the environmental regulatory authorities would otherwise require that Microgy or MST have a permit in order to receive and process untreated Grease Trap Waste directly. The co-location of any such Grease Trap Waste processing facility shall be subject to the mutual agreement of LESC and Microgy or such Affiliate of Microgy as owns or controls the Biogas Facility in question.

4. Quality of Substrate; Indemnification.

(a) Prior to acceptance of Substrates delivered by LESC or its Affiliates at a Biogas Facility, Microgy, MST or the applicable Affiliate of Microgy, will test the Substrates to determine whether the Substrates, as delivered, are suitable for use in the Biogas Facility. If accepted, title to the Substrate will pass to Microgy upon delivery and LESC and its Affiliates will have no further responsibility or liability for the Substrate except as otherwise provided in Section 4(b), below. LESC shall take reasonable steps to ensure that the Substrates it delivers, or causes to be delivered, to the Biogas Facilities will meet the pre-established suitability requirements for use in the Biogas Facility. LESC or its Affiliate will make available to Microgy any manifesting or other information necessary to determine the source of the Substrate, if the Substrate is not Processed Grease. Without limiting the foregoing, LESC shall provide Microgy with a description of the composition of the Substrate included in each shipment, together with representative samples of such Substrate for such testing as Microgy may reasonably deem necessary or appropriate.

(b) LESC shall indemnify Microgy and its Affiliates for any actual damage or loss sustained by Microgy or the applicable Affiliate of Microgy as a result of the failure of any shipment of Substrate to conform to the description or samples provided due to LESC’s gross negligence or willful misconduct. Except in the case of fraud, intentional misrepresentation, deliberate action or inaction intended to cause damage or other tortious conduct, the forgoing indemnification specifically excludes indirect, consequential, special, punitive or exemplary damages or losses, including but not limited to, damages for loss of profits, goodwill, or other intangible losses that may be incurred by Microgy or its Affiliates.

5. Additional Areas of Cooperation.

(a) As appropriate, the Parties will collaborate with respect to the identification, analysis and development of financing and business development opportunities, taking into account the relationship of such opportunities to their respective businesses and the synergies and efficiencies to be derived from such collaboration.

(b) On an ongoing and regular basis, the Parties shall provide one another with access to revenue, cost, contact and other relevant information concerning the sources of Substrates

(other than Processed Grease) in order to allow the ongoing implementation, review and verification of the related cost-sharing or revenue-sharing arrangements implemented pursuant to this Agreement.

6. Term and Termination.

(a) Term. Unless sooner terminated pursuant to Section 6(b), this Agreement shall be in effect for an initial term of ten (10) years commencing on the date hereof, and shall automatically renew for successive five (5) year renewal periods. Notwithstanding the foregoing, the rights and obligations of the parties to supply and accept Substrate at each Biogas Facility pursuant to this Agreement shall continue, with respect to such Biogas Facility, for the Applicable Term.

(b) Termination. This Agreement may be terminated as follows:

(i) By either Party in the event the other party materially breaches this Agreement and such breach remains uncured for a period of thirty (30) days following written notice of such breach by the non-breaching party (or, if the nature of the breach means that it is not reasonably curable within thirty (30) days, because the breaching party has not commenced curative activities), provided however, that if any such breach relates only to a particular Biogas Facility, then this Agreement may be terminated only with respect to such Biogas Facility;

(ii) By either Party with twelve (12) months’ notice prior to the end of the initial term or the end of any successive 5-year term thereafter; or

(iii) By the written agreement of both parties.

(c) Effect of Termination. Any termination of this Agreement pursuant to Section 6(b)(i) shall be in addition to any other remedies the terminating party may have, at law or in equity.

7. Representations and Warranties.

(a) Representations and Warranties of LESC. LESC represents and warrants to Microgy that LESC has the right and authority to enter into this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by LESC of this Agreement and the agreements contemplated hereby, and the performance of its obligations hereunder and thereunder, will not result in the breach, contravention or violation of any other agreement or arrangement between LESC and any other party. LESC will perform its obligations hereunder in compliance with all applicable laws.

(b) Representations and Warranties of Microgy. Microgy represents and warrants to LESC that Microgy has the right and authority to enter into this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by Microgy of this Agreement and the other agreements contemplated hereby, and the performance of its obligations hereunder and thereunder, will not result in the breach, contravention or violation of any other agreement or arrangement between Microgy and any other party. Microgy will perform its obligations hereunder in compliance with all applicable laws.

8. Confidentiality.

(a) No party hereto will disclose any information which is confidential or otherwise generally not available to the public (collectively, “Confidential Information”) furnished to it pursuant to this Agreement without the prior written consent of the disclosing party, other than to its directors, officers, members, managers and employees, as well as those individual representatives, lenders, counsel and affiliates and each of their respective individual directors, officers, employees, representatives, lenders, counsel and affiliates, if any, to whom each party desires to disclose such Confidential Information for the purposes of this Agreement (those individuals who are directly or indirectly furnished Confidential Information by a party are collectively referred to herein as the “Representatives”), provided that the receiving party advises its Representatives of the confidential nature of the information and shall be responsible for such Representatives’ compliance with the terms of this Agreement.

(b) A party may also disclose the Confidential Information as may be required or appropriate (i) in response to any summons, subpoena, request of governmental or regulatory authority, or otherwise, (ii) in connection with any litigation, proceeding or arbitration to which a party or any of its Representatives may be a party, or (iii) in order to comply with any applicable law, order, regulation, ruling, regulatory action, review, or oversight, stock exchange rule, or accounting disclosure rule or standard (hereafter, a “Required Disclosure”).

(c) Except for any Required Disclosure, without the prior written consent of the other party, each party will not, and will direct its Representatives not to, disclose to any person either the fact that the Confidential Information has been made available to it, that it has inspected any portion of the Confidential Information, the fact that this Agreement exists or other facts with respect to this Agreement , including the status thereof.

(d) Except as otherwise provided herein, no party will use the Confidential Information other than for the purpose of performing its obligations under this Agreement. All Confidential Information will be returned to the other party immediately upon such other party’s request and no copies shall be retained by such party or its Representatives.

(e) Each party shall have the right to apply to a court to enjoin any breach of this Section 8. Each of the parties hereby expressly waives (i) their right to trial by jury in respect of any suit, action or proceeding relating to this agreement and (ii) their right, if any, to claim or recover punitive or exemplary damages in connection with any alleged or actual breach of this Agreement.

(f) The term “Confidential Information” shall, with respect to the receiving party, not include information (i) that is or may become generally available to the public, (ii) that is known to the receiving party at the time of disclosure or is thereafter acquired at any time from a source other than the disclosing party that was not known to the receiving party to be prohibited from making disclosure, or (iii) that is hereafter independently developed by the receiving party.

9. Miscellaneous.

(a) Operation of Biogas Facilities. Microgy, MST and any other Affiliate of Microgy which owns or operates a Biogas Facility, retain the right, in their sole discretion, to operate the Biogas Facilities as they see fit, including controlling the addition of Substrate of such types and in such quantities as may be determined by them.

(b) Notices. All notices hereunder must be in writing and shall be validly given if sent via Certified Mail/Return Receipt Requested or by overnight courier, addressed to a Party at its address set forth in the preamble to this Agreement (or any other address that the party to be notified may have designated to the sender by like notice).

(c) Integrated Agreement. This Agreement contains all of the agreements, promises, and understandings between Microgy and LESC, and no prior written, verbal or oral agreements, promises or understandings shall be binding upon either Microgy or LESC in any dispute, or proceeding at law.

(d) Governing Law. This Agreement shall be interpreted, construed and regulated by the laws of the State of Texas, regardless of that State’s conflict of laws provisions.

(e) Third Party Beneficiaries. MST or any other Affiliate of Microgy that owns a Biogas Facility shall be an intended third party beneficiary of the undertakings set forth in this Agreement.

(f) Survivorship. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

(g) Severability; Waiver. If any provision of this Agreement or portion thereof is held to be unenforceable for any reason, such provision or portion thereof will be interpreted to be only so broad as is enforceable. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. No failure on the part of any party to exercise or delay in the exercise of any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

(h) Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. This Agreement may be executed by facsimile signatures.

(i) Assignment and Novation. Except as otherwise provided in this Section 9(i), neither party may assign this Agreement, or any of its rights or obligations hereunder, by merger, operation of law or otherwise, without the prior written consent of the other party. In the event that LESC desires to sell, transfer or assign all or substantially all of its business to another person, LESC shall, as a condition to such sale, transfer or assignment, require that the successor entity assume and agree to be bound by, in writing, all of the obligations of LESC under this Agreement. Either party may assign any or all of its rights under this Agreement to any Affiliate without the consent of the other party. In the event that there is any assignment of rights and obligations hereunder to an Affiliate, the other party hereby agrees that such assignment shall be deemed to be a novation of this Agreement between such Affiliate and such other party, and the other party shall look solely to such Affiliate for the performance of the assigning party’s obligations hereunder and shall have no recourse to the assigning party for the performance of the same. Each party hereby agrees to execute any and all agreements, certificates or other documents that the other party may request in order to effectuate and evidence the intent of this Section 9(i).

(j) Force Majeure. In the event that either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials (other than LESC’s inability to procure Substrate), failure of power, restrictive governmental laws, regulations, orders or decrees, riots, insurrection, war, acts of God, inclement weather, or other reason beyond either party’s reasonable control, then performance of such act shall be excused (and neither party shall be liable for such excused performance) for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

(k) Conditions to the Parties’ Obligations.

(i) The obligations of each Party under this Agreement with respect to the delivery and acceptance of Substrate are subject to the completion of construction of the relevant Biogas Facility, the operational readiness of such facility to accept and process Substrate, the Substrate processing limits of each such facility, and the suitability of such materials for use as Substrate.

(ii) Neither party shall be obligated to undertake or perform any action under this Agreement if such action would constitute a violation of applicable law. Without limiting the foregoing, Microgy shall not be obligated to accept, and LESC shall not be required to deliver, any Substrate if doing so would violate any law, rule, regulation or permitting requirement.

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IN WITNESS WHEREOF, the parties hereto accept the terms of this Agreement as of the date set forth above.

MICROGY, INC.

By:	/s/ Albert Morales
Name:	Albert Morales
Title:	Executive Vice President, Environmental Power Corporation

LIQUID ENVIRONMENTAL SOLUTIONS CORPORATION

By:	/s/ Richard Lieb
Name:	Richard Lieb
Title:	Executive Vice President and General Counsel

FIRST AMENDMENT

TO

SUBSTRATE SUPPLY AND COOPERATION AGREEMENT

This First Amendment to Substrate Supply and Cooperation Agree vent (the “Amendment”) is made and entered into this 3rd day of November, 2006, by and between Microgy, Inc., a Colorado corporation with offices at One Cate Street, 4th Floor, Portsmouth, NH 03801 (“Microgy”) and Liquid Environmental Solutions Corporation, a Delaware corporation with offices at 12626 High Bluff Drive, Suite 240, San Diego, CA 92130 (“LESC”).

RECITALS

A. LESC and Microgy are parties to that certain Substrate Supply and Cooperation Agreement dated July 13, 2006 (the “Agreement”).

B. LESC and Microgy wish to amend the Agreement to address the consequences of Microgy becoming the holder of the permit for the Type 5 Facilities in Texas and to address the early termination of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, LESC and Microgy as follows:

1. Defined Terms. Defined terms used in this Amendment but not otherwise defined herein will have the meanings given in the Agreement.

2. Amendment of Section 2.

Section 2 of the Agreement is hereby amended by adding a new subsection (i) as follows:

(i) Microgy acknowledges and agrees that any risk, liability, damage or loss caused by the acceptance of Substrate from a third-party supplier rests solely with Microgy and its Affiliates.

3. Amendment of Section 6.

Section 6 of the Agreement is hereby amended by adding the following additional provision:

(d) In the event this Agreement is terminated by either Party prior to the expiration of the initial 10-year term (or any subsequent 5-) ear renewal term), then for a period equal to the then unexpired term:

1.	Microgy will not operate a grease trap waste disposal operation of any kind in Texas beyond the Biogas Facility operations currently contemplated by the Agreement, notwithstanding; the scope of any Type 5 permit issued to Microgy for its Biogas Facilities. If Microgy violates the covenants in this Section 6(d), then LESC will have the right to obtain a permanent injunction against Microgy for any such violation; and

2.	Provided that the termination was not due to LESC having engaged in an act of fraud or gross negligence or the institution of bankruptcy proceedings in which LESC is the debtor, LESC shall have the exclusive right to supply Grease Trap Waste [**********************] to the extent that it is required by Microgy at one or more of the Texas Biogas Facilities. This right shall not be construed to limit Microgy’s right to secure other forms of Substrate at the Facility from third parties or to stop accepting grease trap waste entirely. LESC can agree to allow Microgy to accept grease trap waste from third parties if LESC substantially fails to perform.

4. Amendment of Section 9(i).

Section 9(i) of the Agreement is amended by adding the following additional sentence at the end:

In addition, Microgy (or an Affiliate to which Microgy has assigned its rights and obligations per the foregoing) may collaterally assign its rights under this Agreement in connection with the third-party financing of any one or more Biogas Facilities.

5. No Other Amendment. Except as expressly modified hereby, the Agreement remains in full force and effect and has not otherwise been modified or am ended.

6. Application of Other Provisions. The provisions of Section 9 of the Agreement (inclusive of the amendment provided herein) are incorporated herein by this reference and made expressly applicable to this Amendment as though they were set out in full herein.

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IN WITNESS WHEREOF, Microgy and LESC have executed this Amendment as of the date first above written.

MICROGY, INC.

By:	/s/ Michael P. Newman
Name:	Michael P. Newman
Title:	Director of Plant Operations

LIQUID ENVIRONMENTAL SOLUTIONS CORPORATION

By:	/s/ Richard Lieb
Name:	Richard Lieb
Title:	General Counsel/Executive Vice President

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